UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2021

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-4448	36-0781620
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

(224) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	BAX (NYSE)	New York Stock Exchange
Chicago Stock Exchange
0.4% Global Notes due 2024	BAX 24	New York Stock Exchange
1.3% Global Notes due 2025	BAX 25	New York Stock Exchange
1.3% Global Notes due 2029	BAX 29	New York Stock Exchange
3.95% Global Notes due 2030	BAX 30	New York Stock Exchange
1.73% Global Notes due 2031	BAX 31	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

☐ Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(e) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement

Credit Agreements

U.S. $4,000,000,000 Term Loan Credit Agreement

On September 30, 2021, Baxter International Inc. (“Baxter”) entered into a new term loan credit agreement (the “Term Loan Credit Agreement”) among Baxter, as Borrower, various lenders and JPMorgan Chase Bank, National Association, as Administrative Agent, pursuant to which a syndicate of financial institutions have committed to provide Baxter with a senior unsecured term loan facility in an aggregate principal amount of $4.0 billion, consisting of $2 billion in commitments to provide loans with a three-year maturity and $2 billion in commitments to provide loans with a five-year maturity.

The aggregate principal amount of the commitments under the Term Loan Credit Agreement have replaced a corresponding amount of the commitments in respect of the $11.4 billion 364-day senior unsecured bridge term loan facility previously described in Baxter’s Current Report on Form 8-K filed on September 2, 2021 (the “Announcement 8-K”), in accordance with the terms of the bridge facility commitment letter. As a result, there are now $7.4 billion in bridge facility commitments remaining. Baxter expects to replace these remaining commitments with cash on the balance sheet and/or permanent financing in the form of the issuance of debt securities prior to the closing of the proposed acquisition of Hill-Rom Holdings, Inc. (“Hillrom”) previously described in the Announcement 8-K (the “Merger”).

The Term Loan Credit Agreement enables Baxter to borrow funds in U.S. Dollars on an unsecured basis on the closing date of the Merger in order to fund, in part, the Merger and related transactions, and pay fees and expenses related to the Merger and related transactions. The availability of loans under the Term Loan Credit Agreement is subject to the satisfaction or waiver of certain conditions that are substantially consistent with the conditions to the funding of the bridge facility, including (i) the closing of the Merger substantially concurrently with the funding of such loans, (ii) the absence of a material adverse effect with respect to Hillrom since September 1, 2021, (iii) the truth and accuracy in all material respects of certain representations and warranties, (iv) the receipt of certain certificates and (v) the receipt of certain financial statements. Loans under the Term Loan Credit Agreement will bear interest at variable rates, and will be subject to amortization at an annual rate of 0.625% for the first year and 1.25% thereafter (with loans outstanding under the five-year tranche subject to amortization at an annual rate of 1.875% after the second anniversary of the commencement of amortization and 2.500% after the third anniversary of the commencement of amortization). Baxter is also required to pay a ticking fee that will accrue on the aggregate undrawn commitments under the Term Loan Credit Agreement at a per annum rate based upon Baxter’s long-term debt rating in effect from time to time.

The Term Loan Credit Agreement contains financial and other covenants, including a net leverage ratio covenant, as well as events of default with respect to Baxter and in some circumstances its Material Subsidiaries that are customary for facilities of this type.

The description above is a summary of the Term Loan Credit Agreement and is qualified in its entirety by the complete text of the Term Loan Credit Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference. Capitalized terms used under this “U.S. $4,000,000,000 Term Loan Credit Agreement” subsection that are not defined herein have the meanings given to them in the Term Loan Credit Agreement.

U.S. $2,500,000,000 Five-Year Credit Agreement

On September 30, 2021, Baxter entered into a $2.5 billion, five-year revolving credit agreement (the “USD Revolving Credit Agreement”) among Baxter, as Borrower, various lenders and JPMorgan Chase Bank, National Association, as Administrative Agent. Baxter may, at its option, seek to increase the aggregate commitment under the USD Revolving Credit Agreement by up to $1.25 billion, which would result in a maximum aggregate commitment of up to $3.75 billion.

The USD Revolving Credit Agreement enables Baxter to borrow funds in U.S. Dollars on an unsecured basis at variable interest rates and contains financial and other covenants, including a net leverage ratio covenant, as well as events of default with respect to Baxter and in some circumstances its Material Subsidiaries that are customary for facilities of this type. The USD Revolving Credit Agreement also provides for the issuance of letters of credit.

The obligations of the lenders under the USD Revolving Credit Agreement to provide advances will terminate on the earlier of (i) September 30, 2026 and (ii) the date on which the Commitments shall have been reduced to zero or terminated in whole pursuant to the terms of the USD Revolving Credit Agreement, including at the option of banks holding a majority of the commitments during the existence of an event of default.

The description above is a summary of the USD Revolving Credit Agreement and is qualified in its entirety by the complete text of the USD Revolving Credit Agreement, a copy of which is attached to this report as Exhibit 10.2 and incorporated herein by reference. Capitalized terms used under this “U.S. $2,500,000,000 Five-Year Credit Agreement” subsection that are not defined herein have the meanings given to them in the USD Revolving Credit Agreement.

The USD Revolving Credit Agreement replaces Baxter’s $2.0 billion five-year revolving credit agreement dated as of December 20, 2019, which was terminated on September 30, 2021 contemporaneously with entry into the USD Revolving Credit Agreement.

Amendment to Existing €200,000,000 Credit Agreement

On October 1, 2021, Baxter Healthcare SA and Baxter World Trade SRL (the “Euro Borrowers”) and their existing lender group entered into a first amendment (the “Euro Amendment”) to the existing €200 million revolving credit facility, dated as of December 20, 2019 (the “Existing Euro Revolving Credit Agreement” and, as amended by the Euro Amendment, the “Euro Revolving Credit Agreement”), among the Euro Borrowers, as Borrowers, various lenders, and J.P. Morgan AG, as Administrative Agent. In connection with the Euro Amendment, Baxter amended and restated its guaranty of the borrowers’ obligations under the Euro Revolving Credit Agreement (as amended, the “Baxter Guaranty”). The purpose of the First Amendment was to (i) extend the maturity date of the Euro-denominated revolving credit facility for an additional five years, (ii) amend the financial covenant applicable to Baxter under the Baxter Guaranty to increase the permitted maximum leverage ratio from 3.75 to 1.0 to 5.00 to 1.0 for a specified period following consummation of the Merger, subject to certain mandatory step-downs, and (iii) make certain other changes to conform to the terms of the Term Loan Credit Agreement and USD Revolving Credit Agreement.

The description above is a summary of the Euro Revolving Credit Agreement and the Baxter Guaranty and is qualified in its entirety by the complete text of the Euro Revolving Credit Agreement, a copy of which is attached to this report as Exhibit 10.3 and incorporated herein by reference, and the Baxter Guaranty, a copy of which is attached to Exhibit 10.3 as Exhibit 4.01 thereunder and incorporated herein by reference. Capitalized terms used under this “Amendment to Existing €200,000,000 Credit Agreement” subsection that are not defined herein have the meanings given to them in the Euro Revolving Credit Agreement.

Item 1.02 Termination of a Material Definitive Agreement

The disclosure provided under “Credit Agreements” in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided under “Credit Agreements” in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of September 30, 2021, among Baxter International Inc. as Borrower, JPMorgan Chase Bank, National Association, as Administrative Agent and certain other financial institutions named therein.

10.2	Five-Year Credit Agreement, dated as of September 30, 2021, among Baxter International Inc. as Borrower, JPMorgan Chase Bank, National Association, as Administrative Agent and certain other financial institutions named therein.

10.3	First Amendment, dated as of October 1, 2021, to the Credit Agreement, dated as of December 20, 2019, among Baxter Healthcare SA and Baxter World Trade SRL, as Borrowers, J.P. Morgan AG, as Administrative Agent and certain other financial institutions named therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2021	BAXTER INTERNATIONAL INC.

/s/ Ellen K. Bradford
	By:	Ellen K. Bradford
Senior Vice President and Corporate Secretary